Exhibit 10.4

CAPITAL MARKET ADVISORY AGREEMENT

THIS AGREEMENT, dated as September 18, 2025, between Qualigen Therapeutics Inc (the “Company”), having its principal place of business at 5857 Owens Avenue, Suite 300, Carlsbad, California 92008 and About Investment Pte. Ltd. (“Consultant”).

RECITALS

WHEREAS, Consultant is engaged in the business of providing advisory services and advising companies in connection with their business and certain capital market activities; and

WHEREAS, the Company desires to engage Consultant to perform certain advisory and consulting services for the Company and Consultant desires to perform the services for the Company, subject to the terms and conditions of this Agreement;

THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1.	ENGAGEMENT BY CONSULTANT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of his ability (the “Services”), upon the terms and conditions hereinafter set forth.

A.	Duties. Consultant shall perform those services as reasonably requested by the Company, including but not limited to the Services described herein. Consultant shall devote Consultant’s commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Consultant shall not be accountable for operational duties.

B.	Responsibilities. Assist with the strategic analysis of the Company’s business objectives and specific advice on balancing these objectives with the expectations of the US capital markets.

C.	Scope of Work.

1.	Capital Market Advisory – Provide an array of capital markets services enabling the Company to continue to be listed and perform on Nasdaq.

Specific scope of services:

1.1.	Executing and closing a transaction with major investors including Faraday Future Intelligent Electric Inc. (“Milestone Transaction”);
1.2.	Assisting the Company with structuring its cap table and preparing for any potential financing and M&A opportunities;
1.3.	Assisting the Company with its corporate presentation and financial model; and
1.4.	Rendering advice on methods of structuring various capital market transactions, assisting the Company in identifying and working with selected investors, placement agents and/or underwriters.

2.	TERM. The term of this Agreement shall commence on the execution date and shall continue until terminated by both parties.

3.	COMPENSATION. In consideration of the Services to be rendered hereunder, upon the execution of this Agreement, the Company agrees to issue to the Consultant, or its designees, shares of Company’s common stock or convertible preferred stock equal to five percent (5%) of the Company’s issued and outstanding shares on a post Milestone Transaction and fully diluted basis, which is calculated as 1,205,124 shares. The Company shall use best efforts to register such shares along with the shares issued in the Milestone Transaction.

4.	INDEPENDENT CONTRACTOR.

It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing duties and responsibilities of Consultant may in a technical legal sense cause Consultant to be deemed an agent of Company, Consultant shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

5.	ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Consultant. Neither Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Consultant which shall be considered given by Consultant’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

6.	PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”

B. General Restrictions on Use. Consultant agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Consultant’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Consultant can show was rightfully in Consultant’s possession at the time of disclosure by Company; (y) information which Consultant can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C. Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by Consultant for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Consultant’s work or delivered by Consultant in the course of performing that work.

7.	TERMINATION.

This Agreement may also be terminated on the occurrence of the following events:

A. A material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which the Company believes that Consultant has breached this Agreement;

B. Any material acts or events which inhibit Consultant from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant’s lack of honesty or Consultant’s moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

8.	DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions except as provided in Section 10 below.

9.	GENERAL PROVISIONS.

A. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

B. Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in ascertaining such party’s rights, in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

C. Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

D. Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

F. Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

G. Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

H. Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

I. Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

J. Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

K. No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

L. Non-Circumvent. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Consultant, without the consent and approval of the Consultant including third parties who may be interested in providing or receiving financing of any kind (a “Financing”) or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a “Transaction”).

M. Not Acting as a Broker-Dealer/Legal. The Company hereby acknowledges that Consultant is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Consultant is not providing any legal services on behalf of the Company.

10.	INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any material breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the deliverables of Consultant under this Agreement.

Company agrees to indemnify and hold harmless the Consultant and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any negligent, reckless or intentionally wrongful act of the Company or the Company’s officers, directors, employees, contractors or agents.

11.	WARRANTIES AND REPRESENTATIONS.

Consultant’s advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant’s advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual or legal restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”	“CONSULTANT”

QUALIGEN THERAPEUTICS, INC.	ABOUT INVESTMENT PTE. LTD.

By:	By:
Kevin A. Richardson II, Interim CEO	Jiaming Li, CEO

Date:	Date: